Filed Pursuant to Rule 433

Registration No. 333-202247

March 17, 2016

Supplementing the Preliminary

Prospectus Supplement dated March 17, 2016

(To Prospectus dated February 24, 2015)

3.75% Senior Notes Due 2026

Issuer:	Loews Corporation

Format:	SEC Registered

Securities:	3.75% Senior Notes due 2026

Security Type:	Senior Unsecured Fixed Rate Notes

Ratings (Moody’s/S&P/Fitch):*	A3 / A+ / A

Trade Date:	March 17, 2016

Settlement Date:	March 22, 2016 (T+3)

Maturity Date:	April 1, 2026

Interest Payment Dates:	April 1 and October 1, commencing October 1, 2016

Principal Amount:	$500,000,000

Treasury Benchmark:	1.625% due February 15, 2026

Treasury Benchmark Yield:	1.901%

Spread to Treasury Benchmark:	187.5 bps

Yield to Maturity:	3.776%

Coupon:	3.75%

Price to Public:	99.784%

Make-Whole Call:	Make-whole redemption at any time prior to January 1, 2026 at a discount rate of U.S. Treasury + 30 bps

Par Call:	If the Notes are redeemed on or after January 1, 2026, the Issuer will pay a redemption price equal to 100% of the principal amount of the Notes redeemed plus accrued interest to the date of redemption

CUSIP / ISIN:	540424 AS7 / US540424AS76

Denomination:	$2,000 and integral multiples of $1,000 in excess thereof

Joint Book-Running Managers:	Barclays Capital Inc.
J.P. Morgan Securities LLC
Citigroup Global Markets Inc.
Mitsubishi UFJ Securities (USA), Inc.
Wells Fargo Securities, LLC

Co-Managers:	BB&T Capital Markets, a division of BB&T Securities, LLC
Credit Suisse Securities (USA) LLC
Deutsche Bank Securities Inc.
Goldman, Sachs & Co.
HSBC Securities (USA) Inc.
Merrill Lynch, Pierce, Fenner & Smith
Incorporated
Mizuho Securities USA Inc.
Morgan Stanley & Co. LLC
RBC Capital Markets, LLC
Regions Securities LLC
Santander Investment Securities Inc.
SunTrust Robinson Humphrey, Inc. U.S.
Bancorp Investments, Inc.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement, including a prospectus, with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Book-Running Managers in the offering will arrange to send you the prospectus if you request it by contacting Barclays Capital Inc. toll-free at 1-888-603-5847 or J.P. Morgan Securities LLC collect at 1-212-834-4533.

Any legends, disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of this communication having been sent via Bloomberg or another system.